Exhibit 10.1

Summary of Oral Agreement for Payment of Services
between Adolor Corporation and its Board of Directors

(effective as of May 2009)

Adolor Corporation (the “Company”) compensates its non-employee directors through a mix of base cash compensation, deferred stock and stock option grants.  The elements of the non-employee directors’ compensation are as follows:

Cash and Deferred Stock Compensation:
• Board Service Annual Retainer ($15,000 cash, paid quarterly; $5,000 in deferred stock)	$20,000

• Per Meeting Fees	$2,000/mtg.

• Committee Service Fees
• Committee Member Annual Retainer (paid in quarterly installments, in cash, to all Committee members, including chairs)	$2,500
• Audit Committee Chair Annual Retainer ($2,500 cash, paid in quarterly installments; $4,000 deferred stock award)	$6,500
• Compensation and Governance Committee Chair Annual Retainers (paid as a deferred stock award)	$2,500

• Chairman of the Board Annual Retainer (paid as a deferred stock award)	$13,500

Equity Compensation - Stock Options:
• Initial Grant (upon first election or appointment to Board)	25,000 options
• Annual Grant (upon the date of the Annual Meeting)	20,000 options

Under the Company’s Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”), the Board may authorize an award of deferred stock whereby the Company will deliver to the recipient a specified number of shares of Adolor common stock at the end of a specified deferral period or period.  For the awards to the  non-employee directors, the number of shares evidenced by the deferred stock awards will be calculated by dividing the cash value noted above by the closing fair market value of Adolor common stock on the day immediately prior to the Annual Meeting of Stockholders (the “Annual Meeting”).  The deferred stock award will vest in full on the date (the “Vesting Date”) that is one day prior to the date on which the Company’s next succeeding Annual Meeting is held, provided that the non-employee director continues to serve in such capacity as of the Vesting Date.

Under the Plan, the initial grant of 25,000 stock options to a non-employee director is made at the time of the earlier to occur of such director’s appointment as a director by the Board or first election to the Board by stockholders.  This initial award vests over a three-year period, with 33.3% becoming exercisable on each anniversary of the grant date.

Upon the date of re-election to the Board at the Annual Meeting, a non-employee director will receive an annual grant of 20,000 stock options that vest in full on the first anniversary of the date of grant. Stock options granted to non-employee directors have a ten-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

The Board of Directors also may grant options under the 2003 Plan to non-employee directors in addition to the automatic grants described above.